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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Willbros Group, Inc.:

     We consent to the incorporation by reference in the registration statement on Form S-3 of Willbros Group, Inc. of our reports dated February 9, 2001, relating to the consolidated balance sheets of Willbros Group, Inc. as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 and related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Willbros Group, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                            KPMG LLP

Houston, Texas
June 14, 2001